CERTIFIED RESOLUTIONS

      I, Tina H. Bloom, Assistant Secretary of the CM Advisers Family of Funds (the "Trust"), hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on October 17, 2007:

       RESOLVED, that it is the finding of the Trustees that the fidelity bond written by the Federal Insurance Company (the "Bond") in the aggregate amount of $750,000 and providing the Trust protection in the event of larceny or embezzlement by, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 (the "Rule") promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Trust's assets and the nature of the securities in the Trust's portfolio; and it is further

       RESOLVED, that the renewal of the Bond for an additional annual period be, and it hereby is, ratified and approved; and it is further

       RESOLVED, that the amount of the premium to be paid under the Bond be, and it hereby is, ratified and approved, and further that such premium be allocated among CM Advisers Fund and CM Advisers Fixed Income Fund based on each Fund's respective minimum coverage requirement under the Rule as of the renewal date of the Bond; and it is further

       RESOLVED, that the Secretary or an Assistant Secretary of the Trust shall file the Bond with the Commission and give all notices required under paragraph (g) of the Rule; and it is further

       RESOLVED, that all actions previously taken by the officers of the Trust to renew the Bond for an additional annual term expiring October 1, 2008 be, and they hereby are, ratified and approved.



       November 8, 2007

                                       /s/ Tina H. Bloom
                                     ----------------------------------
                                      Tina H. Bloom, Assistant Secretary